Exhibit 99.1

Life Storage, Inc. Reports Second Quarter 2021 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--August 3, 2021--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter ended June 30, 2021. Certain share and per share information has been retrospectively adjusted to reflect the January 2021 three-for-two stock split made in the form of a 50% stock dividend.

Highlights for the Second Quarter Included:

  Generated net income attributable to common shareholders of $57.5 million, or $0.74 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.20, a 27.7% increase over the same period in 2020.
  Increased same store revenue by 14.7% and same store net operating income (“NOI”)(2) by 20.2%, year-over-year.
  Acquired 17 stores for $267.5 million, including nine stores from the Company’s third-party management platform.
  Added 26 stores (gross) to the Company’s third-party management platform.

Joe Saffire, the Company’s Chief Executive Officer, stated, “I cannot be more pleased with how our team has performed during the past year. We continue to grow occupancy and drive revenue growth while controlling costs. We also continue to find accretive acquisitions, having invested a record $534 million in wholly owned stores during the first half of the year and our acquisition pipeline remains robust. We are excited about our new joint venture, which is adding 17 class A lease-up stores to our platform and providing further opportunity for growth. Our third-party management business continues to surpass our expectations as independent owners are attracted to our performance and innovative technology. Warehouse Anywhere, our unique and innovative tech-enabled business, continues to successfully execute on its growing pipeline of new clients in search of inventory management and last-mile logistics support.”

FINANCIAL RESULTS:

In the second quarter of 2021, the Company generated net income attributable to common shareholders of $57.5 million or $0.74 per fully diluted common share, compared to net income attributable to common shareholders of $36.5 million, or $0.52 per fully diluted common share, in the second quarter of 2020.

Funds from operations for the quarter were $1.22 per fully diluted common share compared to $0.94 for the same period last year. Adjusted FFO per fully diluted common share for the quarter was $1.20, after adjusting for a $1.3 million acquisition fee, compared to $0.94 for the quarter ended June 30, 2020.

OPERATIONS:

Revenues for the 531 stabilized stores wholly owned by the Company since December 31, 2019 increased 14.7% in the second quarter of 2021 compared to the same quarter of 2020. The increase largely resulted from the net impact of a 420 basis point increase in average occupancy and the net impact of an 8.3% increase in realized rental rates.

Same store operating expenses increased 3.9% for the second quarter of 2021 compared to the prior year period, primarily due to increased real estate taxes and repair and maintenance costs. The increases were partially offset by decreases in marketing expenses. Same store NOI increased 20.2% in the second quarter of 2021 as compared to the same quarter last year.

During the second quarter of 2021, the Company achieved same store revenue growth in each of its 31 major markets. Overall, the markets with the strongest positive revenue impact were: New York-Newark-Jersey City; Houston, TX; Chicago, IL; New England-Other and Buffalo-Upstate.

PORTFOLIO TRANSACTIONS:

Wholly Owned Portfolio

During the quarter, the Company acquired 17 stores in New Jersey (5), Texas (4), Florida (3), North Carolina (3) and New Hampshire (2) for a total purchase price of $267.5 million.

At June 30, 2021, the Company was under contract to acquire four self-storage facilities in New Hampshire (2), Arizona (1) and Florida (1) for an aggregate purchase price of $54.1 million. The Company acquired two of these facilities subsequent to quarter end for $22.1 million. Also subsequent to quarter end, the Company entered into a contract to acquire four self-storage facilities in Texas for an aggregate purchase price of $47.5 million. The purchases of the remaining facilities are subject to customary conditions to closing, and there is no assurance that any of these facilities will be acquired.

As of the date of this press release, the Company has acquired 35 stores for $555.8 million since January 1, 2021.

Joint Venture Portfolio

During the quarter, the Company acquired a 20% minority interest, for which the Company contributed $28.7 million, in 17 stores in Wisconsin (5), Florida (4), Georgia (2), Illinois (2), Connecticut (1), New Jersey (1), New York (1) and North Carolina (1).

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 26 stores (gross). As of quarter end, the Company managed 340 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION:

At June 30, 2021, the Company had approximately $29.9 million of cash on hand, and approximately $359.9 million available on its line of credit.

During the three months ended June 30, 2021, the Company issued 1,520,125 shares of common stock under its continuous equity offering program at a weighted average issue price of $98.67 per share, generating net proceeds after expenses of $148.5 million.

Below are key financial ratios at June 30, 2021:

  Debt to Enterprise Value (at $107.35/share)    21.9%
  Debt to Book Cost of Storage Facilities            40.0%
  Debt to Recurring Annualized EBITDA              5.0x
  Debt Service Coverage                                     5.3x

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend of $0.74 per share, or $2.96 annualized, on a post-split basis. The dividend was paid on July 26, 2021 to shareholders of record on July 14, 2021.

YEAR 2021 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for 2021:

Year 2021 Earnings Guidance	Current Guidance Range			Prior Guidance Range (May 4, 2021)
Same Store Revenue	10.50%	-	11.50%	5.50%	-	6.50%
Same Store Operating Costs (excluding property taxes)	2.25%	-	3.25%	2.25%	-	3.25%
Same Store Property Taxes	6.75%	-	7.75%	6.75%	-	7.75%
Total Same Store Operating Expenses	4.00%	-	5.00%	4.00%	-	5.00%
Same Store Net Operating Income	13.5%	-	14.5%	6.50%	-	7.50%
General & Administrative	$59.5M	-	$60.5M	$57M	-	$58M
Expansions & Enhancements	$40M	-	$50M	$40M	-	$50M
Capital Expenditures	$21M	-	$26M	$21M	-	$26M
Wholly Owned Acquisitions	$800M	-	$1,000M	$550M	-	$600M
Joint Venture Investments	$28M	-	$30M	$20M	-	$25M

Adjusted Funds from Operations per Share	$4.69	-	$4.79	$4.33	-	$4.41

Reconciliation of Guidance	3Q 2021 Range or Value	FY 2021 Range or Value
Earnings per share attributable to common shareholders – diluted	$0.73 - $0.77	$2.72 - $2.82
Plus: real estate depreciation and amortization	0.51 - 0.51	1.97 - 1.97
FFO per share	$1.24 - $1.28	$4.69 - $4.79

The Company’s 2021 same store pool consists of the 531 stabilized stores wholly owned since December 31, 2019. Thirty of the stores purchased through June 30, 2021 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; risks associated with the COVID-19 global health crisis or similar events, including but not limited to (i) the impact to the health of our employees and/or customers, (ii) the negative impacts to the economy and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, (iii) reducing or eliminating our ability to increase rents charged to our current or future customers, (iv) limiting our ability to collect rent from or evict past due customers, (v) we could see an increase in move-outs of longer-term customers due to the economic uncertainty and significant rise in unemployment resulting from the COVID-19 global health crisis which could lead to lower occupancies and reduced average rental rates as longer-term customers are replaced with new customers at lower rates, and (vi) potential negative impacts on the cost and availability of debt and equity which could have a negative impact on our capital and growth plans; the Company’s ability to evaluate, finance and integrate acquired self-storage facilities into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and dividends; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Wednesday, August 4, 2021. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 888.506.0062 (domestic) or 973.528.0011 (international); passcode 674512 or request to be joined into the Life Storage call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of 90 days; a telephone replay will also be available for 14 days by calling 877.481.4010 and entering passcode 42035.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 950 storage facilities in 33 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to more than 575,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2021	2020
Assets
Investment in storage facilities:
Land	$1,038,136	$951,813
Building, equipment and construction in progress	4,849,523	4,378,510
	5,887,659	5,330,323
Less: accumulated depreciation	(937,451)	(873,178)
Investment in storage facilities, net	4,950,208	4,457,145
Cash and cash equivalents	29,881	54,400
Accounts receivable	14,087	15,464
Receivable from joint ventures	635	1,064
Investment in joint ventures	139,495	143,042
Prepaid expenses	10,211	8,326
Intangible asset - in-place customer leases	7,155	5,409
Trade name	16,500	16,500
Other assets	26,916	26,498
Total Assets	$5,195,088	$4,727,848

Liabilities
Line of credit	$140,000	$-
Term notes, net	2,156,823	2,155,457
Accounts payable and accrued liabilities	109,508	112,654
Deferred revenue	22,587	17,416
Mortgages payable	37,406	37,777
Total Liabilities	2,466,324	2,323,304

Noncontrolling redeemable Operating Partnership Units at redemption value	35,765	26,446

Equity
Common stock	781	495
Additional paid-in capital	3,002,782	2,671,311
Accumulated deficit	(305,981)	(288,667)
Accumulated other comprehensive loss	(4,583)	(5,041)
Total Shareholders' Equity	2,692,999	2,378,098
Total Liabilities and Shareholders' Equity	$5,195,088	$4,727,848

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	April 1, 2021	April 1, 2020	January 1, 2021	January 1, 2020
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Revenues
Rental income	$163,096	$128,828	$313,379	$257,736
Other operating income	18,026	14,009	35,040	27,631
Management and acquisition fee income	6,140	4,176	10,730	8,589
Total operating revenues	187,262	147,013	359,149	293,956

Expenses
Property operations and maintenance	38,794	32,247	77,315	65,097
Real estate taxes	20,510	17,614	40,397	35,022
General and administrative	15,083	12,223	29,266	25,129
Depreciation and amortization	33,118	27,536	64,406	54,564
Amortization of in-place customer leases	2,653	1,451	4,724	2,753
Total operating expenses	110,158	91,071	216,108	182,565

Gain on sale of real estate	-	-	-	302
Income from operations	77,104	55,942	143,041	111,693

Other income (expense)
Interest expense (A)	(20,774)	(20,266)	(41,119)	(40,513)
Interest and dividend income	7	2	786	7
Equity in income of joint ventures	1,428	970	2,649	2,086

Net income	57,765	36,648	105,357	73,273
Net income attributable to noncontrolling interests in the Operating Partnership	(249)	(191)	(459)	(383)
Net income attributable to common shareholders	$57,516	$36,457	$104,898	$72,890

Earnings per common share attributable to common shareholders - basic	$0.75	$0.52	$1.38	$1.04

Earnings per common share attributable to common shareholders - diluted	$0.74	$0.52	$1.37	$1.04

Common shares used in basic earnings per share calculation	77,057,520	70,267,332	76,222,426	70,141,595

Common shares used in diluted earnings per share calculation	77,219,999	70,359,207	76,365,100	70,242,776

Dividends declared per common share	$0.7400	$0.7133	$1.4800	$1.4267

(A) Interest expense for the period ending June 30 consists of the following
Interest expense	$20,171	$19,678	$39,914	$39,311
Amortization of debt issuance costs	603	588	1,205	1,202
Total interest expense	$20,774	$20,266	$41,119	$40,513

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	April 1, 2021	April 1, 2020	January 1, 2021	January 1, 2020
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net income attributable to common shareholders	$57,516	$36,457	$104,898	$72,890
Noncontrolling interests in the Operating Partnership	249	191	459	383
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	35,257	28,398	68,076	56,140
Depreciation and amortization from unconsolidated joint ventures	1,241	1,682	2,443	3,478
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(407)	(348)	(766)	(694)
Funds from operations available to common shareholders	93,856	66,380	175,110	132,197
FFO per share - diluted	$1.22	$0.94	$2.29	$1.88

Adjustments to FFO
Gain on sale of land	-	-	-	(302)
Acquisition fee	(1,280)	-	(1,280)	(217)
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	5	-	5	3
Adjusted funds from operations available to common shareholders	92,581	66,380	173,835	131,681
Adjusted FFO per share - diluted	$1.20	$0.94	$2.28	$1.87

Common shares - diluted	77,219,999	70,359,207	76,365,100	70,242,776

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	April 1, 2021	April 1, 2020	January 1, 2021	January 1, 2020
	to	to	to	to
(dollars in thousands)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net Income	$57,765	$36,648	$105,357	$73,273
General and administrative	15,083	12,223	29,266	25,129
Depreciation and amortization	35,771	28,987	69,130	57,317
Gain on sale of real estate	-	-	-	(302)
Interest expense	20,774	20,266	41,119	40,513
Interest and dividend income	(7)	(2)	(786)	(7)
Equity in income of joint ventures	(1,428)	(970)	(2,649)	(2,086)
Net operating income	$127,958	$97,152	$241,437	$193,837

Same store (4)	$98,534	$81,949	$188,469	$164,758
Net operating income related to tenant reinsurance	8,280	7,319	16,118	14,195
Other stores and management fee income	21,144	7,884	36,850	14,884
Total net operating income	$127,958	$97,152	$241,437	$193,837

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 531 mature stores owned since 12/31/19
(unaudited)
	April 1, 2021	April 1, 2020
	to	to		Percentage
(dollars in thousands)	June 30, 2021	June 30, 2020	Change	Change

Revenues:
Rental income	$140,269	$122,383	$17,886	14.6%
Other operating income	1,778	1,463	315	21.5%
Total operating revenues	142,047	123,846	18,201	14.7%

Expenses:
Payroll and benefits	9,423	9,420	3	0.0%
Real estate taxes	17,516	16,592	924	5.6%
Utilities	3,301	3,212	89	2.8%
Repairs and maintenance	4,146	3,449	697	20.2%
Office and other operating expense	3,791	3,479	312	9.0%
Insurance	1,566	1,500	66	4.4%
Advertising	48	64	(16)	-25.0%
Internet marketing	3,722	4,181	(459)	-11.0%
Total operating expenses	43,513	41,897	1,616	3.9%

Net operating income (2)	$98,534	$81,949	$16,585	20.2%

QTD Same store move ins	51,060	53,371	(2,311)

QTD Same store move outs	44,668	43,027	1,641

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	April 1, 2021	April 1, 2020
	to	to		Percentage
	June 30, 2021	June 30, 2020	Change	Change
2020 Same store pool (515 stores)
Revenues	$137,566	$119,932	$17,634	14.7%
Expenses	42,209	40,640	1,569	3.9%
Net operating income	$95,357	$79,292	$16,065	20.3%

2019 Same store pool (502 stores)
Revenues	$134,557	$117,456	$17,101	14.6%
Expenses	41,121	39,602	1,519	3.8%
Net operating income	$93,436	$77,854	$15,582	20.0%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 531 mature stores owned since 12/31/19
(unaudited)
	January 1, 2021	January 1, 2020
	to	to		Percentage
(dollars in thousands)	June 30, 2021	June 30, 2020	Change	Change

Revenues:
Rental income	$273,412	$246,494	$26,918	10.9%
Other operating income	3,371	2,957	414	14.0%
Total operating revenues	276,783	249,451	27,332	11.0%

Expenses:
Payroll and benefits	19,445	19,261	184	1.0%
Real estate taxes	34,940	33,184	1,756	5.3%
Utilities	7,095	6,832	263	3.8%
Repairs and maintenance	8,848	7,494	1,354	18.1%
Office and other operating expense	7,827	7,282	545	7.5%
Insurance	3,089	3,006	83	2.8%
Advertising	96	128	(32)	-25.0%
Internet marketing	6,974	7,506	(532)	-7.1%
Total operating expenses	88,314	84,693	3,621	4.3%

Net operating income (2)	$188,469	$164,758	$23,711	14.4%

YTD Same store move ins	97,898	99,760	(1,862)

YTD Same store move outs	86,826	87,485	(659)

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2021	2020	2021	2020

Weighted average quarterly occupancy	95.1%	90.9%	94.7%	90.0%

Occupancy at June 30	95.7%	91.8%	95.0%	91.0%

Rent per occupied square foot	$15.34	$14.17	$15.32	$14.12

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the six months ended June 30, 2021:

Beginning balance	$5,330,323
Property acquisitions	527,214
Improvements and equipment additions:
Expansions	4,469
Roofing, paving, and equipment:
Stabilized stores	10,970
Recently acquired stores	1,792
Change in construction in progress (Total CIP $31.9 million)	13,232
Dispositions and Impairments	(341)
Storage facilities at cost at period end	$5,887,659

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	June 30, 2021	June 30, 2020

Management and administrative salaries and benefits	$9,784	$6,704
Training	143	186
Call center	751	750
Life Storage Solutions costs	277	150
Income taxes	568	871
Legal, accounting and professional	893	911
Other administrative expenses (6)	2,667	2,651
	$15,083	$12,223

Net rentable square feet	June 30, 2021
Wholly owned properties	45,795,071
Joint venture properties	7,896,032
Third party managed properties	17,716,675
	71,407,778

	June 30, 2021	June 30, 2020

Common shares outstanding	78,041,891	70,377,668
Operating Partnership Units outstanding	332,399	365,949

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com